Exhibit 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION

February 24, 2009

Riverbed Technology, Inc.

199 Fremont Street

San Francisco, California 94105

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Riverbed Technology, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 5,899,729 shares of your common stock, par value $0.0001 per share (the “Shares”), reserved for issuance under the 2006 Equity Incentive Plan, 2006 Director Option Plan, 2006 Employee Stock Purchase Plan and 2009 Inducement Equity Incentive Plan (the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati